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                                                                Exhibit 99.1 (a)

                   NDCHealth ANNOUNCES THIRD QUARTER RESULTS

     ATLANTA, March 21, 2001 --- NDCHealth (NYSE: NDC) announced today financial results for its third fiscal quarter ended February 28, 2001. For the quarter, revenue was $88.2 million compared to prior year revenue of $71.7 million. Net income of $8.6 million and basic earnings per share of $0.26 compare to net income of $7.0 million and basic earnings per share of $0.21 last year. Diluted earnings per share was $0.25 compared to $0.21. These results are presented on a normalized basis to display results from ongoing operations. The normalized results exclude divested businesses and eliminate certain one-time and non-recurring items that occurred in the prior year and the first half of fiscal 2001.

     For the nine months ended February 28, 2001, on a normalized basis, revenue was $251.9 million compared to $214.1 million for the comparable period in 2000. Net income of $24.1 million and basic earnings per share of $0.73 compare to $23.1 million and $0.69, respectively, for the prior period. Diluted earnings per share was $0.71 compared to $0.67.

     GAAP reporting reflects actions undertaken in fiscal 2000 and in the first half of fiscal 2001 to restructure the health business, including the spin off of Global Payments Inc. On a GAAP basis, diluted earnings per share for the quarter was $0.25 compared to $0.04 in the prior year. For the nine month period, diluted earnings per share on a GAAP basis was $0.92 compared to a loss of $0.28 in the prior year.

     NDCHealth continues to be a strong generator of cash. EBITDA for the quarter was $23.9 million or $2.90 per share on an annualized basis. Based on a preliminary interpretation of the FASB's current exposure draft on "Business Combinations and Intangible Assets --- Amortization of Goodwill", diluted earnings per share for the third quarter would be increased by $0.06 to $0.31 if this proposed standard were applied.

     In commenting on third quarter results, chief executive officer Walter Hoff said, "We are now operating as a stand alone health information company with our restructuring activities behind us. Our total revenue grew by 23% this quarter, as compared to the prior year period, indicating strength and stability in both parts of our
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business. Network Services and Systems growth is attributable to network transaction volume growth year over year of more than 20% and the impact of an acquisition. The revenue growth in Information Management reflects strong product demand from pharmacies and pharmaceutical manufacturers, offset in part by the continuing impact of consolidation among some of our pharmaceutical customers.

     "Our strong franchise and sound financial structure coupled with a seasoned management team should continue to provide the platform for growth in revenue and earnings in the future."

     NDCHealth is a leading provider of health information services that add value to pharmacy, hospital, physician, pharmaceutical and payer businesses.

 This document may contain forward-looking statements concerning the Company's operations, current and future performance and financial condition. These items involve risks and uncertainties such as product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, development difficulties, the ability to consummate and integrate acquisitions, and other risks detailed in the Company's SEC filings, including the most recent
Form 10-K. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

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